Exhibit 2.1

Execution Version

AMENDMENT NO. 1

TO THE

BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”), dated as of October 20, 2022, to the Business Combination Agreement, dated as of August 3, 2022 (as amended, the “Business Combination Agreement”), is by and among INFINT Acquisition Corporation, an exempted company limited by shares incorporated under the Laws of the Cayman Islands (“INFINT”), FINTECH Merger Sub Corp., an exempted company limited by shares incorporated under the Laws of the Cayman Islands (“Merger Sub”), and Seamless Group Inc., an exempted company limited by shares incorporated under the Laws of the Cayman Islands (the “Company”). Each of the Company, INFINT and Merger Sub shall individually be referred to herein as a “Party” and, collectively, the “Parties”. Capitalized terms not otherwise defined in this Amendment have the meanings given such terms in the Business Combination Agreement.

WHEREAS, Section 9.04 of the Business Combination Agreement provides for the amendment of the Busines Combination Agreement in accordance with the terms set forth therein; and

WHEREAS, the Parties desire to amend the Business Combination Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

AMENDMENT TO THE BUSINESS COMBINATION AGREEMENT

1. Amend and Restate Section 7.18. Section 7.18 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“INFINT Extension Proposal. The Company and INFINT agree that, (a) unless this Agreement shall have otherwise been terminated in accordance with its terms or (b) the INFINT Extension Funding Amount shall have been deposited into the Trust Account pursuant to Section 9.03(a), if INFINT determines in good faith and in consideration of all relevant factors that it is probable that the Transactions will be consummated after November 23, 2022 but prior to February 23, 2023 (and INFINT provides notice of such determination in writing to the Company), then INFINT shall call an extraordinary general meeting of its shareholders regarding the INFINT Extension Proposal, to be held prior to November 23, 2022, and the Parties shall cooperate with the preparation, filing and mailing of proxy materials to be sent to the INFINT Shareholders seeking approval of the INFINT Extension Proposal; provided, however, that (i) such INFINT Extension Proposal shall not seek to amend the INFINT Organizational Documents to extend the time period for INFINT to consummate a business combination beyond March 23, 2023 and (ii) if the INFINT Extension Proposal shall not have been approved by the INFINT Shareholders at such extraordinary general meeting, then the INFINT Extension Funding Amount shall be deposited into the Trust Account pursuant to Section 9.03(a).”

2. Amend and Restate Section 9.01(b). Section 9.01(b) of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“(b) by either INFINT or the Company if the Effective Time shall not have occurred prior to November 23, 2022 (the “Outside Date”); provided that the Outside Date shall automatically be extended, without any further action by any Party, to (i) February 23, 2023 if the INFINT Extension Funding Amount shall have been deposited into the Trust Account or (ii) March 23, 2023 if the Extension Proposal shall have been approved by the INFINT Shareholders; provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any Party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date;”

3. Amend and Restate Section 9.03(a). Section 9.03(a) of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“(a) All Transaction Expenses shall be paid by the Party incurring such Transaction Expenses, except that (i) the Company shall pay (A) all expenses relating to all SEC and other regulatory filing fees incurred in connection with the Transactions, (B) all expenses incurred in connection with printing, mailing and soliciting proxies with respect to the Proxy Statement and Registration Statement (including the cost of all copies thereof and any amendments thereof or supplements thereto), (C) expenses incurred in connection with any filings with or approvals from the New York Stock Exchange in connection with the Transactions and (D) expenses relating to the filing fees for any approvals or clearances required under any Antitrust Laws; in each case as such expenses shall be incurred or otherwise be due and payable; and (ii) if (A) the PCAOB Audited Financials shall not have been delivered to INFINT by the Company on or before fifteen (15) days from the date hereof, (B) the approvals set forth on Section 8.01(e) of the Company Disclosure Schedule shall not have been timely obtained or (C) INFINT determines in good faith and in consideration of all relevant factors that it is probable that the Transactions will not be consummated prior to November 23, 2022 as a result of any action or inaction of the Company and/or any of its Representatives, including prior to the date hereof (collectively, the “Company Caused INFINT Extension Items”) and, as a result thereof, INFINT shall determine to call a meeting of the INFINT Shareholders in order to approve the INFINT Extension Proposal, the Company shall pay for all third- party costs and expenses (including attorneys’ fees and expenses) incurred by INFINT in connection with such meeting of the INFINT Shareholders, including the costs of preparing, filing and mailing a proxy statement in connection therewith. In addition to the foregoing, (x) (1) if INFINT shall determine (in its sole discretion) not to call an extraordinary general meeting of the INFINT Shareholders to approve the INFINT Extension Proposal or (2) if the INFINT Extension Proposal shall not have been approved by the INFINT Shareholders at such extraordinary general meeting, (y) any of the Company Caused INFINT Extension Items shall have occurred, and (z) INFINT and the Sponsor shall instead agree to deposit the INFINT Extension Funding Amount into the Trust Account, then INFINT shall provide written notice of INFINT’s intent to do so and the Company shall deposit or procure the deposit of the INFINT Extension Funding Amount into the Trust Account prior to November 23, 2022.”

ARTICLE II

MISCELLANEOUS

1. No Further Amendment. Except as expressly amended hereby, the Business Combination Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Business Combination Agreement or any of the documents referred to therein.

2. Effect of Amendment. This Amendment shall form a part of the Business Combination Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the Parties, any reference to the Business Combination Agreement shall be deemed a reference to the Business Combination Agreement as amended hereby.

3. Governing Law. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State. Any Action arising out of or relating to this Amendment shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan.

4. Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

5. Counterparts. This Amendment may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

INFINT ACQUISITION CORPORATION

By	/s/ Alexander Edgarov
Name:	Alexander Edgarov
Title:	Chief Executive Officer

FINTECH MERGER SUB CORP.

By	/s/ Alexander Edgarov
Name:	Alexander Edgarov
Title:	Director

seamless group inc.

By	/s/ Ronnie Hui
Name:	Ronnie Hui
Title:	Chief Executive Officer

[Signature Page to Amendment No. I to the Business Combination Agreement]